Exhibit 99.2

NEWS RELEASE
FOR IMMEDIATE RELEASE
NRG Energy Announces Repurchase of Common Shares
Princeton, NJ; (November 22, 2006)—NRG Energy, Inc. (NYSE: NRG) announced today its agreement to repurchase 4,212,881 shares of NRG common stock from affiliates of The Blackstone Group at the November 21, 2006 closing price of $55.00 per share. Blackstone acquired their shares in a private placement as part of the consideration that NRG paid for the acquisition of Texas Genco LLC on February 2, 2006. After this sale, Blackstone’s private equity funds will not hold any of NRG’s issued and outstanding common stock received in connection with the acquisition.
“This last transaction marks the exit from the NRG share register of the four Sponsors from whom we acquired Texas Genco earlier this year;” commented David Crane, NRG’s President and Chief Executive Officer. “It’s a fitting illustration of the immense success of the Texas Genco acquisition that we were in a position to help Blackstone exit while fulfilling our own share buyback objectives. We want to thank Blackstone, Hellmann & Friedman, Kohlberg Kravis Roberts & Co., and Texas Pacific Group for their unstinting support during their time as NRG shareholders.”
NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in Texas and the Northeast, South Central and West regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities and thermal energy production. NRG also has ownership interests in generating facilities in Australia, Germany and Brazil.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release may be found with information regarding risks and uncertainties that may affect NRG’s future results, which are included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
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Contacts:

Investors:	Media:
Nahla Azmy	Meredith Moore
609.524.4526	609.524.4522

Kevin Kelly	Lori Neuman
609.524.4527	609.524.4525

Jon Baylor
609.524.4528